Exhibit 99.1

TUESDAY NOVEMBER 26, 2019

SOTHERLY HOTELS INC. ANNOUNCES SENIOR LEADERSHIP SUCCESSION PLAN

Williamsburg, Virginia – November 25, 2019 – Sotherly Hotels Inc. (NASDAQ: SOHO) (“Sotherly” or the “Company”) today announced that its Board of Directors has unanimously approved the promotion of three key members of the management team for an evolution of the Company’s senior leadership structure. Under the new structure, Company veteran Dave Folsom, President and Chief Operating Officer, will continue as President and will succeed Drew Sims as Chief Executive Officer of the Company, effective January 1, 2020. Mr. Sims will continue as Chairman of the Board of Directors as an employee of the Company and be responsible for advising the Company on strategic matters and major transactions, including acquisitions, dispositions, franchising and branding decisions, as well as capital market transactions. In addition, Scott Kucinski, Vice President of Operations and Investor Relations, is being promoted to Executive Vice President and Chief Operating Officer of the Company and Bert Kirkland, Compliance Officer, is being promoted to General Counsel, both effective January 1, 2020.

Mr. Folsom joined the Company in 2006 after serving as Vice President of Paragon Real Estate and investment banker at BB&T Capital Markets. During his tenure at Sotherly, Folsom has overseen the Company’s corporate operations, and played a significant role in the growth of the Company’s footprint.

Mr. Kucinski joined the Company in 2004 and as Vice President of Operations and Investor Relations has helped oversee the Company’s corporate operations activities including capital markets transactions, acquisitions and dispositions, asset management, and investor relations and compliance matters.

Mr. Kirkland joined the Company in 2013. As Compliance Officer, he has helped manage the Company’s public company compliance program, provided legal support for various corporate transactions, and managed the shareholder service function of the Company, while acting as a conduit to outside counsel.

Drew Sims will step down as CEO after having served fifteen years in that role. In addition, Sims served as President of MHI Hospitality for nearly two decades prior to the Company’s IPO in 2004. Dave Folsom, President and Chief Operating Officer of the Company commented, “On behalf of the Board of Directors, we thank Drew for his dedication to the Company and his integral role in its growth and success over his tenure. Drew is a true visionary in the industry who has led the Company through sustained growth and set the stage for immense opportunity in the future. We look forward to his continued leadership as Chairman of the Board.”

Drew Sims, Chairman and Chief Executive Officer of The Company, commented, “The long-term growth and success of the Company has been a key focus of mine for over thirty years. As we move forward it requires a thoughtful and orderly succession planning process, which we are implementing with the approval of our Independent Directors. Dave and Scott have been instrumental to the Company’s success since the IPO and Bert has provided sound legal counsel and oversight since joining the Company six years ago; I believe their experience and expertise will provide the company many years of team-based performance.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide, Marriott International, Inc., and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648